Exhibit 99.2

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE 05-019	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services (985) 727-6802

For Immediate Release		Ken Dennard, Managing Partner DRG&E / (713) 529-6600

Hornbeck Offshore Reports No Vessel Damage or

Lost Revenue From Hurricane Rita

Company headquarters have been reopened and temporary offices closed

September 26, 2005 – Covington, LA – Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that it has experienced no damage to any of its vessels as a result of Hurricane Rita, including those currently under construction or conversion in various Gulf of Mexico shipyards. In addition, the storm had no impact on the Company’s vessel charters. The Company’s new generation offshore supply vessel fleet continues to operate at pre-storm levels of 100% utilization.

No physical damage related to Hurricane Rita occurred to the Company’s corporate headquarters in Covington, LA, which is now fully operational with all electrical power, Internet connectivity and telecommunications service having been restored since Hurricane Katrina caused a loss of utilities at that location as reported a few weeks ago. In addition, all Hornbeck executives and other Covington-based personnel have returned from their temporary post-Katrina work locations and may now be reached through normal communication channels. All temporary offices and temporary telephone numbers previously established by the Company for Hornbeck executives are no longer in use.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico, Trinidad and other select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of over 50 U.S.-flagged vessels primarily serving the energy industry.

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103 Northpark Boulevard, Suite 300	Phone:	(985) 727-2000
Covington, Louisiana 70433	Fax:	(985) 727-2006